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Exhibit 5.1

DLA Piper US LLP 4365 Executive Drive, Suite 1100 San Diego, California 92121-2133 T: 858.677.1400 F: 858.677.1401 W www.dlapiper.com

April 8, 2008

Kratos Defense and Security Solutions, Inc.
4810 Eastgate Mall
San Diego, California 92121

Ladies and Gentlemen:

        We have acted as counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 32,500,00 shares of Company common stock, par value $0.001 per share (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) under the Act in connection with the offering described in the Registration Statement, the "Shares"), pursuant to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of February 20, 2008, by and among the Company, White Shadow, Inc. ("Merger Sub"), and SYS. ("SYS"), whereby Merger Sub will merge with and into SYS, with SYS thereupon becoming a wholly-owned subsidiary of the Company (the "Merger").

        In connection with this opinion, we have reviewed and relied upon the Registration Statement and related prospectus, the Merger Agreement, a form of the Company's share certificate, the Company's charter and bylaws, as amended to date, and records of its corporate proceedings in connection with the issuance of the Shares. We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

        Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when (1) the stockholders of the Company have duly approved the issuance of the Shares, (2) the certificate of merger relating to the Merger has been duly filed with the Secretary of State of the State of California and (3) the Shares have been duly issued in accordance with the Merger Agreement upon consummation of the Merger, the Shares will be validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is part of the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ DLA Piper US LLP DLA Piper US LLP

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  Exhibit 5.1